Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-179883 of Williams Partners L.P. on Form S-3 of our report dated February 23, 2012, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of and for the year ended December 31, 2011, included in the Annual Report on Form 10-K of Williams Partners L.P. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Houston, Texas

March 30, 2012